Contacts: Janice Conklin (212) 303-8568      Stephen Morello
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READER'S DIGEST ANNOUNCES PLANS TO REDUCE COSTS, REDEPLOY ASSETS
          IN ORDER TO ENHANCE GROWTH AND PROFITABILITY

  Expense Base to be Reduced by $300 - $350 Million Over Next 3
                              Years

 Asset Sales to Realize at Least $200 Million in the Next Year,
   Including Sale of Top Pieces from Company's Art Collection

Quarterly Dividend To Be Lowered from $0.225 to $0.05 as Company
             Seeks to Invest in Growth Opportunities

    Company To Make 2 Acquisitions:  American Woodworker and
                      Good Catalog Company


PLEASANTVILLE, NY, September 16, 1998 -- The Reader's Digest Association, Inc. [NYSE: RDA, RDB] today announced several moves designed to reduce the company's costs, better leverage its strengths and position the company to pursue growth opportunities going forward.

As a result of these steps announced today, the company expects to reduce its expense base by between $300 and $350 million over the next three years, and to realize at least $200 million from asset sales in the next year. The company also expects to see a $100 to $150 million increase in profitability on an annualized basis in three years. For the fiscal year ended June 30, 1999, the company anticipates that the improved profitability will be incremental to the modestly improved results it previously has said it expects.

Thomas O. Ryder, who joined Reader's Digest as Chairman and Chief Executive Officer in May, said the actions announced today were the second phase of a three-phase approach to redirecting the company. It follows the July reorganization of the company's business units.

"Today we are announcing a specific plan to reduce costs and better leverage our assets in order to position us for growth. These actions will help us reach our key operating objectives: to serve current customers better and get new ones; to be better, faster and cheaper than our competitors; to free up critical dollars to fund new projects; and to invest in internal growth opportunities as well as strategic acquisitions.

"Reader's Digest has great strengths, ranging from our unmatched global brand and infrastructure, product development capabilities, database, direct marketing skills and absence of debt. The changes announced today set the stage for us to seize tremendous opportunities and help provide the funding for our growth," he said.

Mr. Ryder also announced agreement on two small acquisitions which illustrate the company's growth strategy, which will be developed in coming months. Reader's Digest will purchase the American Woodworker business from Rodale Press, which leverages the company's existing leadership in the do-it-yourself field; and the acquisition of the Good Catalog Company, which offers products attractive to segments of Reader's Digest's customer database.

In remarks given today at an analyst meeting, Mr. Ryder outlined the company's plan in four major areas: cost reductions and re-engineering; leveraging its asset base; eliminating or scaling back unproductive businesses; and growth-oriented new acquisitions.

Cost Reduction, Re-Engineering Efforts Outlined

Mr. Ryder commented, "We are changing a cost structure that was built for a company much larger than we are today.
Fundamentally, we are going to get smaller and more profitable first so that we can become larger and more profitable in the future."

These efforts are concentrated in three areas: a refocus of mailings and related cost structures; outsourcing activities not within the company's core skill set; and leveraging the company's purchasing power.

A.  Refocusing Mailings

One of the key issues to address, Mr. Ryder explained, is the saturation of U.S. and other markets with mailings that chase the last marginal dollar of revenue without covering the overhead they created. This saturation diminished mailing effectiveness.

To address these problems across its businesses, the company will cut back on the number of individual mailings by 20-25%, eliminating those mailings with the lowest probability of success. This will enable the company to focus on the best opportunities and increase response rates. The company will eliminate the product development costs and overheads associated with the marginal mailings, a critical step the company never took previously when it temporarily slowed the number of mailings.

More specifically, in order to improve profitability at Reader's
Digest magazine, the company will:

Reduce the circulation rate base in the regular U.S. edition by 10-20%, which should improve overall profitability while reducing advertising and circulation revenue in the short term. Reader's Digest will still be the largest circulation magazine in the world, larger than the next three magazines in the world combined;

Send less direct mail overall by eliminating the least productive mailings;

Intensify marketing to younger constituencies, who are vital to the long-term health of the franchise; and

Broaden the audience and build brand support by selling the magazine through direct response television and radio, as well as increase efforts on the Reader's Digest Large Edition for Easier Reading and a Spanish-language version of the U.S. edition.

B.  Focus on Core Skills

The second major element of the company's expense reduction
effort is to outsource a number of support and related
activities.   These activities include warehousing, lettershop
work, payroll management, call center management, magazine fulfillment and LAN maintenance and coding.

In addition, the company is also looking at combining functions internally -- creating service utilities that support multiple businesses and locations.

C.  Leverage Purchasing Power

Mr. Ryder noted that while Reader's Digest is the largest individual customer for many of its suppliers, much of the company's buying is done as if it were dozens of small companies. To address this situation, the company is working to consolidate suppliers; standardize certain practices in order to increase purchasing power; partner with major suppliers early in the manufacturing process; and improve inventory and working capital management.

As a result of these and other efforts, Mr. Ryder indicated that the company hoped to achieve a 10-15% reduction in its $850 million addressable cost base over time.

Company to Eliminate Unproductive Businesses

The company announced that it would change, close or sell businesses that offer little prospect of profitability as currently conceived. These actions include:

  Dramatically scaling back the adult trade book business;

  Scaling back efforts in children's publishing in the United
  States and United Kingdom, and instead focus efforts on the direct mail Young Families business;

  Eliminating or sharply curtailing video or music businesses in some markets outside the U.S.;

  Terminating the Today's Best Nonfiction book series in the U.S. and most markets outside the U.S.;

  Reexamining the proprietary publishing efforts in the Nordic countries, Benelux, Italy and South Africa; and

  Ending several unsatisfactory alliances.

The company said that it expects to complete all of these efforts within the next 18 months. The company also expects that the annualized reduction of all expenses will total $300 to $350 million in its Fiscal Year ended June 30, 2001.

Company to Leverage Asset Base

Mr. Ryder also announced several steps designed to get greater value for shareholders from existing assets and resources. These include:

The company's art collection.   As announced on September 15,
1998, Reader's Digest will sell the 39 top pieces from its corporate art collection, including works by Monet, Van Gogh, Modigliani, Matisse, Renoir and others. These pieces represent the overwhelming percentage of value in the collection, and are estimated to bring a total approaching $100 million at a Sotheby's auction on November 16, 1998.

Mr. Ryder said, "This collection means a great deal to all of us at Reader's Digest, and is part of the heritage of our company. However, we can put the value of these works to better and more effective use for our shareholders by investing it in growth opportunities for our business."

Real estate holdings. The company will also sell certain real estate holdings as soon as possible. This includes the imminent sale of the major building owned by the company in the Canary Wharf complex in London, part of which the company will lease back for its London operations.

In addition, the company plans to vacate and sublet one of its facilities in New York City and relocate some staff to its Pleasantville global headquarters, which the company will retain.

All asset sales combined are expected to yield approximately $200 million for the company.

Dividend. The company's Board of Directors expects to reduce the quarterly dividend from $0.225 to $0.05, effective the company's second fiscal quarter ending December 31, 1998. This reduction will improve free cash flow of the company by $75 million on an annualized basis.

Mr. Ryder said, "Reducing the dividend is not a step we take lightly. However, we believe that a company should not pay out in dividends more than it earns for very long, and that dividends, given current tax laws, are not the most efficient way to return money to shareholders. And we are convinced that reinvesting in the business and in select growth opportunities will produce a greater return for shareholders than will paying our current dividend."

Company Acquires American Woodworker, Good Catalog

Mr. Ryder said, "I came to Reader's Digest not to reduce costs, but to grow the business profitably and add value for shareholders and customers alike. The acquisitions of American Woodworker and Good Catalog are small illustrations of the kind of growth we are looking for at Reader's Digest. These companies fit well with our existing business and leverage our core skills, and also help us to develop skills in complementary areas. And we are looking forward to discussing additional details on our growth strategy in January, as previously announced."

The company's acquisition of the American Woodworker business includes the American Woodworker magazine, with a rate base of 325,000; a specialty woodworking book business; and a related consumer trade show business.

Already Reader's Digest publishes The Family Handyman magazine, with a rate base of
1.1 million.   The acquisition of American Woodworker leverages
this positioning in the do-it-yourself market; the company expects to have further opportunities to target sub-segments in this market. The trade show business also provides the company with skills that can be leveraged across other interest groups it already serves.

The Good Catalog Company, of Portland, Oregon, markets merchandise through nine different catalog brands and has $30
million in annual revenue.    Good Catalog sells merchandise on
consignment or drop shipment from manufacturers, thus carrying little inventory itself, and also sells advertising space for the products in its catalogs.

Joint testing between Reader's Digest and Good Catalog shows that there are large segments of the Reader's Digest customer database to which it will be productive to sell the Good Catalog products. Those segments include some elements of the company's customer database that it is not currently reaching effectively.

Mr. Ryder concluded by commenting, "The actions we are announcing today are essential precursors to growing the company profitably. They help ensure that our business is a sound platform that can realistically support and sustain profitable growth over the long term."

The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Global headquarters are located at Pleasantville, New York.

(Statements contained in this news release, if not historical, are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from the results described in the forward-looking statements. A discussion of factors that could affect the company's results is included in the company's reports filed with the Securities and Exchange Commission.)